UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                        )

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Soliciting Material Pursuant to §240.14a-12

                 NU SKIN ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

NU SKIN ENTERPRISES, INC.

May 18, 2009

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Nu Skin Enterprises, Inc., a Delaware corporation, will be held at 2:00 p.m., Mountain Daylight Time, on May 18, 2009, at our corporate offices, 75 West Center Street, Provo, Utah 84601, for the following purposes, which are more fully described in the Proxy Statement:

        1.        To elect a Board of Directors consisting of eleven directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

        2.        To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

        3.        To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed the close of business on March 31, 2009, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

        You are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please mark, sign, date and return the accompanying proxy as promptly as possible in the enclosed postage-prepaid envelope. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 18, 2009. The proxy statement and annual report to stockholders are available at http://materials.proxyvote.com/67018T.

By Order of the Board of Directors, BLAKE M. RONEY Chairman of the Board

Provo, Utah, April 17, 2009

PROXY STATEMENT

NU SKIN ENTERPRISES, INC.

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2009

SOLICITATION OF PROXIES

        The accompanying proxy is solicited on behalf of the Board of Directors of Nu Skin Enterprises, Inc. (“Nu Skin,” “we,” “us,” or “the company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our corporate offices, 75 West Center Street, Provo, Utah 84601, on May 18, 2009, at 2:00 p.m., Mountain Daylight Time, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement. These proxy solicitation materials were first sent or given to our stockholders on or about April 17, 2009.

        All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted as directed by the stockholder. If no specific voting instructions are given, the proxy will be voted FOR:

(1)	The election of the eleven nominees to the Board of Directors listed in the proxy; and

(2)	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

        If any other matters properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the accompanying proxy will vote on such matters in accordance with their best judgment.

        Any proxy duly given pursuant to this solicitation may be revoked by the person or entity giving it at any time before it is voted by delivering a written notice of revocation to our Corporate Secretary, by executing a later-dated proxy and delivering it to our Corporate Secretary, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy). Directions to our corporate offices may be obtained by calling (801) 345-1000, for stockholders who plan to vote in person at the Annual Meeting.

        We will bear the cost of solicitation of proxies. Expenses include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of our voting stock. Solicitation of proxies will be made by mail. Our regular employees may further solicit proxies by telephone or in person and will not receive additional compensation for such solicitation.

OUTSTANDING SHARES AND VOTING RIGHTS

        Only stockholders of record at the close of business on March 31, 2009 are entitled to vote at the Annual Meeting. As of the record date, approximately 63,205,607 shares of our Class A Common Stock were issued and outstanding. Each outstanding share of Class A Common Stock will be entitled to one vote on each matter submitted to a vote of the stockholders at the Annual Meeting. Certain of our subsidiaries hold an aggregate of approximately 156,733 shares of our Class A Common Stock. In accordance with the General Corporation Law of the State of Delaware, these shares may not be voted with respect to any of the matters presented at the Annual Meeting and shall not be counted in determining the presence of a quorum.

        In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Class A Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxies that reflect abstentions or “broker non-votes” (which are shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, broker non-votes will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange.

        Directors will be elected by a favorable vote of a plurality of the shares of Class A Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. The eleven nominees receiving the highest number of votes will be elected to serve as directors. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the total number of votes of outstanding shares of Class A Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions and broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. In determining whether Proposal 2 has received the requisite number of affirmative votes, abstentions will be counted as shares entitled to vote and will have the same effect as votes against any such proposal. Broker non-votes, however, will be treated as not entitled to vote for purposes of determining approval of Proposal 2 and will not be counted as votes for or against Proposal 2. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the eleven nominees named below. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, proxies will be voted for such other person or persons as may be designated by the Board of Directors. Properly executed, unrevoked proxies will be voted FOR Proposal 2 unless a vote against such proposal or abstention is specifically indicated in the proxy.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information regarding the beneficial ownership of our Class A Common Stock as of March 1, 2009, by (i) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding shares of the Class A Common Stock, (ii) each of our directors and director nominees, (iii) each of our executive officers whose name appears in the summary compensation table under the caption “Executive Compensation,” and (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the table, the business address of the 5% stockholders is 75 West Center Street, Provo, Utah 84601, and the stockholders listed have direct beneficial ownership and sole voting and investment power with respect to the shares beneficially owned. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 63,353,802 shares of common stock outstanding on March 1, 2009, plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after March 1, 2009.

Directors, Executive Officers, 5% Stockholders	Number of Shares	%
Blake and Nancy Roney(1)	8,160,202	12.9
Sandra Tillotson(2)	3,603,151	5.7
Steven Lund(3)	1,755,936	2.8
Truman Hunt(4)	695,764	1.1
Joe Chang(5)	248,612	*
Ritch Wood(6)	226,724	*
Dan Chard(7)	123,065	*
Daniel Campbell(8)	79,700	*
E.J. "Jake" Garn(8)	73,900	*
Andrew Lipman(9)	83,400	*
Patricia Negrón(10)	29,150	*
Nevin Anderson	—	*
Thomas Pisano	—	*
David Ussery	—	*
Royce & Associates, LLC(11)	10,605,333	16.7
Wellington Management Company, LLP(12)	5,839,057	9.2
All directors and officers as a group	15,458,335	23.8
(17 persons)(13)

*	Less than 1%

(1)

Includes 7,976,109 shares of Class A Common Stock held by a family limited liability company owned entirely by Mr. and Mrs. Roney. Mr. Roney is a co-manager of the limited liability company and has the sole right to exercise all voting and dispositive power with respect to the shares held by the limited liability company contributed by him. Mrs. Roney is also a co-manager and has the sole right to exercise all voting and dispositive power with respect to the shares held by the limited liability company contributed by her. Because of his position and relationship to Mrs. Roney, Mr. Roney may be deemed to have shared voting and dispositive power with respect to such shares. Also includes 58,648 shares of Class A Common Stock held indirectly by Mr. Roney as trustee and with respect to which he has sole voting and investment power, for which Mr. Roney disclaims beneficial ownership, and 125,445 shares of Class A Common Stock held indirectly by Mr. Roney as co-trustee with respect to which he shares voting and investment power, for which Mr. Roney disclaims beneficial ownership.

(2)

Includes 29,312 shares of Class A Common Stock held indirectly as co-trustee and with respect to which Ms. Tillotson shares voting and investment power, for which Ms. Tillotson disclaims beneficial ownership, and 500,000 shares of Class A Common Stock held indirectly as manager of a limited liability company and with respect to which she has sole voting and investment power, for which Ms. Tillotson disclaims beneficial ownership.

(3)

Includes 1,669,103 shares of Class A Common Stock held by a family limited liability company owned entirely by Mr. Lund and his spouse. Mr. Lund is a co-manager of the limited liability company and has the sole right to exercise all voting and dispositive power with respect to the shares held by the limited liability company contributed by him. Mr. Lund’s spouse is also a co-manager and has the sole right to exercise all voting and dispositive power with respect to the shares held by the limited liability company contributed by her. Because of his position and relationship to Mrs. Lund, Mr. Lund may be deemed to have shared voting and dispositive power with respect to such shares. Also includes 72,462 shares of Class A Common Stock held indirectly by Mr. Lund as trustee and with respect to which he has sole voting and investment power, for which Mr. Lund disclaims beneficial ownership, and 14,371 shares of Class A Common Stock held indirectly by Mr. Lund as co-trustee with respect to which he has shared voting and investment power, for which Mr. Lund disclaims beneficial ownership.

(4)	Includes 538,750 shares of Class A Common Stock that may be acquired by Mr. Hunt pursuant to non-qualified stock options presently exercisable or exercisable within the next 60 days.

(5)	Includes 207,399 shares of Class A Common Stock that may be acquired by Mr. Chang pursuant to non-qualified stock options presently exercisable or exercisable within the next 60 days.

(6)	Includes 222,375 shares of Class A Common Stock that may be acquired by Mr. Wood pursuant to non-qualified stock options presently exercisable or exercisable within the next 60 days.

(7)	Includes 117,750 shares of Class A Common Stock that may be acquired by Mr. Chard pursuant to non-qualified stock options presently exercisable or exercisable within the next 60 days.

(8)

Includes 70,000 shares of Class A Common Stock that may be acquired by each of Mr. Campbell and Mr. Garn pursuant to non-qualified stock options presently exercisable or exercisable within the next 60 days.

(9)	Includes 77,500 shares of Class A Common Stock that may be acquired by Mr. Lipman pursuant to non-qualified stock options presently exercisable or exercisable within the next 60 days.

(10)	Includes 25,000 shares of Class A Common Stock that may be acquired by Ms. Negrón pursuant to non-qualified stock options presently exercisable or exercisable within the next 60 days.

(11)

The information regarding the number of shares beneficially owned or deemed to be beneficially owned by Royce & Associates, LLC was taken from a Schedule 13G filed by that entity with the Securities and Exchange Commission dated January 27, 2009. The address of Royce and Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

(12)

The information regarding the number of shares beneficially owned or deemed to be beneficially owned by Wellington Management Company, LLP was taken from a Schedule 13G filed by that entity with the Securities and Exchange Commission dated February 17, 2009. The address of Wellington Management Company is 75 State Street, Boston, Massachusetts 02109.

(13)	Includes 1,687,873 shares of Class A Common Stock that may be acquired upon exercise of non-qualified stock options presently exercisable or exercisable within the next 60 days.

PROPOSAL 1
ELECTION OF DIRECTORS

        Directors are elected at each annual meeting of stockholders and hold office until their successors are duly elected and qualified at the next annual meeting of stockholders. Our Bylaws provide that the Board of Directors will consist of a minimum of five and a maximum of eleven directors, with the number being designated by the Board of Directors. The current number of authorized directors is eleven.

        Each of our current directors was previously elected to his or her present term of office by our stockholders. Each of the nominees is currently a director of our company.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE ELEVEN NOMINEES TO OUR BOARD OF DIRECTORS

        Set forth below are the name, age as of April 17, 2009, and business experience of each of the eleven nominees for election as our directors, listed in alphabetical order:

        Nevin N. Andersen, 68, has served as a director of our company since June 2008. Mr. Andersen is currently retired. Mr. Andersen previously served in various positions, including Senior Vice President and Chief Financial Officer, Vice President and Corporate Controller, and Director of Internal Audit at Shaklee Corporation, a direct selling company, from June 1979 to February 2003, when he retired. He was asked to return to Shaklee Corporation for a period of time to serve as the Interim Chief Financial Officer and to help in the transition with a new Chief Financial Officer, which role he fulfilled from March 2005 to February 2008. Prior to initially working at Shaklee Corporation in 1979, he worked for Price Waterhouse & Co., and served as an officer in the U.S. Army Finance Corps. He received M.Acc and B.S. degrees from Brigham Young University.

        Daniel W. Campbell, 54, has served as a director of our company since March 1997 and currently serves as our Lead Independent Director. Mr. Campbell has been a Managing General Partner of EsNet, Ltd., a privately held investment company, since 1994. From 1992 to 1994, Mr. Campbell was the Senior Vice President and Chief Financial Officer of WordPerfect Corporation, a software company, and prior to that was a partner of Price Waterhouse LLP. He currently serves as a director and as chairman of the audit committee of The SCO Group, Inc., a provider of software solutions for businesses. He received a B.S. degree from Brigham Young University.

        E.J. “Jake” Garn, 76, has served as a director of our company since March 1997. Senator Garn has been a self-employed consultant since June 2004. He served as a Managing Director of Summit Ventures, LLC, a lobbying firm, from 2000 to May 2004, when he retired. He currently serves on the boards of directors of Franklin Covey Co., a provider of time management seminars and products, Headwaters, Inc., a provider of products, technologies and services to the energy, construction and home improvement industries, and United Space Alliance, a space operations company. He also serves as Chairman of Primary Children’s Medical Center Foundation and is involved in various other private/public sector endeavors. From 1974 to 1993, Senator Garn was a member of the United States Senate and served on numerous Senate Committees. He received a B.S. degree from the University of Utah.

        M. Truman Hunt, 50, has served as our President since January 2003 and our Chief Executive Officer since May 2003. He has also served as a director of our company since May 2003. Mr. Hunt joined our company in 1991 and has served in various positions, including Vice President and General Counsel from 1996 to January 2003 and Executive Vice President from January 2001 until January 2003. He received a B.S. degree from Brigham Young University and a J.D. degree from the University of Utah.

        Andrew D. Lipman, 57, has served as a director of our company since May 1999. Mr. Lipman is a partner and head of the Telecommunications, Media and Technology Group of Bingham McCutchen LLP, an international law firm. Mr. Lipman previously held a similar position from 1988 with Swidler Berlin, LLP, which merged with Bingham McCutchen in 2006. He also currently serves as a member of the boards of directors of Sutron Corporation, a provider of hydrological and meteorological monitoring products, and The Management Network Group, Inc., a telecommunications related consulting firm. He received a B.A. degree from the University of Rochester and a J.D. degree from Stanford Law School.

        Steven J. Lund, 56, has served as a director and Vice Chairman of our company since September of 2006. Prior to this, he was on a three year leave of absence serving on a church assignment in Georgia. Mr. Lund served as President, Chief Executive Officer, and a director of our company from 1996, when our company went public, until his 2003 leave of absence. Mr. Lund was a founding shareholder of our company. Mr. Lund worked as an attorney in private practice prior to joining our company as Vice President and General Counsel. He received a B.A. degree from Brigham Young University and a J.D. degree from Brigham Young University’s J. Reuben Clark Law School.

        Patricia A. Negrón, 42, has served as a director of our company since June 2005. Since 2001, Ms. Negrón has worked as an independent business consultant to private clients and became an advisor to Goode Partners, LLC, a private equity firm, in February 2006. In 1999, Ms. Negrón launched the financial advisory group at Breakaway Solutions, an internet consulting firm, which she managed until 2001. Previously, Ms. Negrón was Vice President, Equity Research at the investment banking firm Adams, Harkness & Hill.  From 1992 until 1996, she managed the corporate governance division, and later expanded into equity research and managing the firm’s econometric model, at United States Trust Company, Boston. She has a B.S. degree from Armstrong Atlantic State University and a Certificate of Special Studies in Administration and Management from Harvard University Extension School.

        Thomas R. Pisano, 64, has served as a director of our company since June 2008. He has been the Chief Executive Officer and a Director of Overseas Military Sales Corp., a marketer of motor vehicles, since January 2005. From August 1998 to December 2004, he served as the Chief Operating Officer and Director of Overseas Military Sales Corp. From February 1995 to December 1997, he served as Vice President, Head of the International Division, for The Topps Company, Inc., a sports publications and confectionery products company. Prior to that, he served in various positions, including Vice President, Global New Business Development, for Avon Products, Inc., a direct seller of personal care products, from 1969 to 1994. He received a B.S. from the Georgia Institute of Technology and an M.B.A. from Dartmouth College.

        Blake M. Roney, 51, founded our company in 1984 and served as its president through 1996. Mr. Roney currently serves as the Executive Chairman of the Board, a position he has held since our company went public in 1996. Mr. Roney is also a trustee of the Force for Good Foundation, a charitable organization that was established in 1996 by Mr. Roney and the other founders of our company to help encourage and drive the philanthropic efforts of our company, its employees, its distributors and its customers to enrich the lives of others. He received a B.S. degree from Brigham Young University.

        Sandra N. Tillotson, 52, co-founded our company and has served as Vice President, Senior Vice President and a director of our company since it went public in 1996. Ms. Tillotson is also a trustee of the Force for Good Foundation and Vice President of Seacology, an international environmental nonprofit organization. She earned a B.S. degree from Brigham Young University.

        David D. Ussery, 73, has served as a director of our company since June 2008. Mr. Ussery previously served as President and Representative Director of Amway Japan Limited & Amway Korea Limited, direct selling companies, from April 2002 to January 2008, when he retired. From April 2002 to April 2005, he served as President and Representative Director of Amway Japan Limited. From 1992 to 2002, he served in various other positions for Amway Korea Limited and Amway Philippines, L.L.C. In addition, he has approximately 30 years of experience working for Avon Products, Inc., a direct seller of personal care products, including as Vice President of Field Operations for the United States and Canada, Area Vice President of Avon Pacific and Chairman of the Board of Avon Japan. He received a B.B.A. degree from Georgia State University.

        We are not aware of any family relationships among any of our directors or executive officers. Our Certificate of Incorporation contains provisions eliminating or limiting the personal liability of directors for violations of a director’s fiduciary duty to the extent permitted by the Delaware General Corporation Law.

CORPORATE GOVERNANCE

Director Independence

        The Board of Directors has determined that each of the current directors, listed below, is an “independent director” under the listing standards of the New York Stock Exchange.

Nevin Andersen
Daniel Campbell
E.J. “Jake” Garn
Andrew Lipman
Patricia Negrón
Thomas Pisano
David Ussery

        In assessing the independence of the directors, the Board of Directors determines whether or not any director has a material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The Board of Directors considers all relevant facts and circumstances in making independence determinations, including the existence and scope of any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

        With respect to Mr. Lipman’s independence, the Board also considered that he is a partner in the law firm Bingham McCutchen LLP. Bingham McCutchen provides legal services to us primarily in connection with contractual and regulatory issues associated with our technology products and services. The Board has determined that Mr. Lipman’s relationship with us is not material based on all relevant facts and circumstances, including the following: (i) the fees we paid to Bingham McCutchen during 2008 were approximately $17,675, which is an insignificant amount of Bingham McCutchen’s revenues, and (ii) the fees we paid for these services were not paid directly to Mr. Lipman, rather they were paid to the law firm at which Mr. Lipman is a partner.

Board of Directors Meetings

        The Board of Directors held 7 meetings during the fiscal year ended December 31, 2008. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which that director served during the period. Although we encourage board members to attend our annual meetings of stockholders, we do not have a formal policy regarding director attendance at annual stockholder meetings. Five of the current directors attended our 2008 annual meeting of stockholders.

        The non-management directors meet regularly in executive sessions, as needed, without the management directors or other members of management. Daniel Campbell, the Lead Independent Director, presides at such executive sessions.

        We have standing Audit, Compensation and Nominating and Corporate Governance Committees. Each member of the committees is independent within the meaning of the listing standards of the New York Stock Exchange.

        The following table identifies the current membership of the committees and states the number of committee meetings held during 2008.

Director	Audit	Compensation	Nominating and Corporate Governance

Nevin Andersen	X
Daniel Campbell	X*		X
E.J. "Jake" Garn		X*	X
Andrew Lipman		X	X*
Patricia Negrón	X	X
Thomas Pisano	X
David Ussery		X
Number of Meetings in 2008	10	10	10

*	Committee Chair

        The Board of Directors has adopted a written charter for each of the committees, which are available at our website at http://www.nuskinenterprises.com. In addition, stockholders may obtain a print copy of any of these charters by making a written request to Scott Pond, Investor Relations Manager, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601.

        The Board of Directors has determined that Daniel Campbell and Nevin Andersen are Audit Committee financial experts as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission. The Audit Committee’s responsibilities include, among other things:

•	selecting our independent registered public accounting firm;

•	reviewing the activities and the reports of the independent registered public accounting firm;

•	reviewing our quarterly and annual financial statements and our significant accounting policies, practices and procedures;

•	approving in advance the audit and non audit services provided by the independent registered public accounting firm; and

•	reviewing the adequacy of our internal controls and internal auditing methods and procedures.

        The Compensation Committee’s responsibilities include, among other things:

•	overseeing and approving compensation policies and programs;

•	reviewing and approving corporate goals and objectives relevant to the compensation to be paid to our chief executive officer and other executive officers;

•	establishing the salaries, bonuses, and other compensation to be paid to our chief executive officer as well as approving the compensation for the other executive officers;

•	administering our incentive plans; and

•	overseeing regulatory compliance with respect to executive compensation matters.

        For a discussion of the processes and procedures for determining executive and director compensation and the role of compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion and Analysis” and “Compensation of Directors”.

        The Nominating and Corporate Governance Committee’s responsibilities include, among other things:

•	making recommendations to the Board of Directors about the size and membership criteria of the Board of Directors or any committee thereof;

•	identifying and recommending candidates for the Board of Directors and committee membership, including evaluating director nominations received from stockholders;

•	determining the compensation and benefits for services as a director;

•	developing and recommending to the Board of Directors corporate governance principles applicable to us; and

•	leading the process of identifying and screening candidates for a new chief executive officer when necessary, and evaluating the performance of the chief executive officer.

Our Director Nominations Process

        As indicated above, the Nominating and Corporate Governance Committee of the Board of Directors oversees the director nomination process. This committee is responsible for identifying and evaluating candidates for membership on the Board of Directors and recommending to the Board of Directors nominees to stand for election.

        Minimum Criteria for Members of the Board of Directors. Each candidate to serve on the Board of Directors must possess the highest personal and professional ethics, integrity and values, and be committed to serving the long-term interests of our stockholders. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may consider such other factors as it may deem appropriate, which may include, without limitation, professional experience, diversity of backgrounds, skills and experience at policy-making levels in business, government, financial, and in other areas relevant to our global operations, experience and history with our company, and stock ownership.

        Process for Identifying, Evaluating and Recommending Candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders if properly submitted to the committee. Stockholders wishing to recommend candidates should do so in writing to the Nominating and Corporate Governance Committee, c/o D. Matthew Dorny, Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. Recommendations must include the proposed candidate’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations. The committee may also consider candidates proposed by current directors, management, employees and others. All such candidates who, after evaluation, are then recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors, will be included in our recommended slate of director nominees in our proxy statement.

        Procedures for Stockholders to Nominate Director Candidates at our Annual Meetings. Stockholders of record may also nominate director candidates for our annual meetings of stockholders by following the procedures set forth in our Bylaws. Please refer to the section below entitled “Stockholder Proposals for 2010 Annual Meeting” for further information.

Additional Corporate Governance Information

        We have also adopted the following:

        Code of Conduct. This code applies to all of our employees, officers and directors, including our subsidiaries. As noted below, this code is available on our website. In addition, any substantive amendments we make to this code, and any material waivers we grant (including implicit waivers) to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions will be disclosed on our website.

        Corporate Governance Guidelines. These guidelines govern our company and our Board of Directors on matters of corporate governance, including responsibilities, committees of the Board of Directors and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, director access to outside financial, business and legal advisors and management development and succession planning.

        Stock Retention Guidelines. In January 2005, we established equity retention guidelines applicable to our directors and executive officers. These guidelines provide that executive officers and directors must retain 50% of the net shares (after payment of the exercise price and related taxes) with respect to any equity award unless the individual holds a number of shares equal to the ownership levels set forth in the guidelines. The ownership levels are phased in over a five-year period for executive officers. Outstanding options are not counted in determining whether a director or officer holds shares equal to or greater than the recommended level. At the end of the five-year phase-in period, the recommended ownership levels are set at 100,000 shares for our Chief Executive Officer, 5,000 shares for directors and 20,000 shares for members of our executive management committee.

        Each of the above is available on our website at http://www.nuskinenterprises.com. In addition, stockholders may obtain a print copy of any of the above, free of charge, by making a written request to Scott Pond, Investor Relations Manager, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601.

Communications with Directors

        Stockholders or other interested parties wishing to communicate with the Board of Directors, the non-management directors as a group, or any individual director may do so in writing by addressing the correspondence to that individual or group, c/o D. Matthew Dorny, Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. All such communications will be initially received and processed by our Corporate Secretary. Accounting, audit, internal accounting controls and other financial matters will be referred to our Audit Committee chairperson. Other matters will be referred to the Board of Directors, the non-management directors, or individual directors as appropriate.

Compensation of Directors

        Each director who does not receive compensation as an officer or employee of our company or our affiliates is entitled to receive an annual retainer fee of $35,000 for serving on the Board of Directors, a fee of $1,500 for each meeting of the Board of Directors or any committee meeting thereof attended, and an additional fee of $1,000 for each committee meeting attended if such director is the chairperson of that committee. The Lead Independent Director receives an additional annual retainer fee of $10,000 for service in that position. The Audit Committee chairperson receives an annual retainer fee of $15,000 and all other committee chairpersons receive a $10,000 annual retainer fee. In addition, we may compensate a director $1,500 per day for corporate events or travel we require. Each director may be reimbursed for certain expenses incurred in attending Board of Directors and committee meetings and other corporate events. We also provide company products to our directors for their use.

        In addition, each non-management director annually receives a stock option to purchase 5,000 shares and 1,400 restricted stock unit awards under the 2006 Stock Incentive Plan. Both the stock options and the restricted stock units will vest on the date preceding the next annual meeting of stockholders. In February 2009, each non-management director also received a special grant of 10,100 options. Each director also had the right to receive 4,900 additional options in lieu of receiving the 1,400 restricted stock units.

        Our Board of Directors periodically reviews director compensation. The Nominating and Corporate Governance Committee is responsible for evaluating director compensation from time to time and making any adjustments it determines are appropriate.

Director Compensation Table – 2008

        The table below summarizes the compensation paid to and earned by each of our directors in 2008 except for Blake Roney and Truman Hunt, whose compensation is reported in the executive compensation tables. Truman Hunt, Blake Roney, Steven Lund and Sandra Tillotson each serve as directors, but as company employees, they receive no compensation for their services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	All Other Compensation ($)	Total ($)(4)
Nevin Andersen	50,000	10,838	11,507	—	72,345
Daniel Campbell	113,500	20,073	23,852	—	157,425
Christine Day(5)	12,000	8,994	12,063	—	33,057
E.J. "Jake" Garn	97,000	20,073	23,852	—	140,925
Andrew Lipman	105,000	20,073	23,852	—	148,925
Patricia Negrón	83,000	20,073	23,852	—	126,925
Thomas Pisano	50,000	10,838	11,507	—	72,345
David Ussery	51,500	10,838	11,507	—	73,845
Desmond Wong(5)	9,000	—	—	—	9,000
Steven Lund(6)	—	—	—	828,872	828,872
Sandra Tillotson(7)	—	—	—	691,473	691,473

(1)

These columns represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123(R) of equity awards granted to the directors, and thus may include amounts from awards granted in and prior to 2008. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in the notes to our financial statements in our annual reports on Form 10-K, as filed with the SEC. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be realized by the directors upon vesting or exercise of these awards. The dollar amounts in these columns are related to the following awards: On May 14, 2007, Mssrs. Campbell, Garn and Lipman and Ms. Negron each received a stock option grant for 5,000 shares with a grant date fair value under SFAS 123(R) of $32,550, or $6.51 per share, and a restricted stock grant of 1,400 shares with a grant date fair value under SFAS 123(R) of $24,290, or $17.35 per share; On May 15, 2007, Ms. Day received a stock option grant for 5,000 shares with a grant date fair value under SFAS 123(R) of $32,550, or $6.51 per share, and a restricted stock grant of 1,400 shares with a grant date fair value under SFAS 123(R) of $24,262, or $17.33 per share; On June 25, 2008, Mssrs. Campbell, Garn and Lipman and Ms. Negron each received a stock option grant for 5,000 shares with a grant date fair value under SFAS 123(R) of $22,900, or $4.58 per share, and a restricted stock grant of 1,400 shares with a grant date fair value under SFAS 123(R) of $21,448, or $15.32 per share; and On June 26, 2008, Mssrs. Andersen, Pisano and Ussery each received a stock option grant for 5,000 shares with a grant date fair value under SFAS 123(R) of $22,300, or $4.46 per share, and a restricted stock grant of 1,400 shares with a grant date fair value under SFAS 123(R) of $20,986, or $14.99 per share.

(2)	As of December 31, 2008, the non-employee directors named in this table, other than Ms. Day and Mr. Wong, held 1,400 unvested restricted stock unit awards.

(3)

As of December 31, 2008, the non-employee directors named in this table had the following stock options outstanding: Mr. Andersen, 5,000; Mr. Campbell, 75,000; Ms. Day, 5,000; Mr. Garn, 75,000; Mr. Lipman, 82,500; Ms. Negrón, 30,000; Mr. Pisano, 5,000; Mr. Ussery, 5,000; Mr. Wong, none.

(4)

Does not include travel related expenses of spouses of certain non-employee directors or products received by each of the non-employee directors, the aggregate amount of which is less than $10,000 per non-employee director.

(5)	Mr. Wong resigned as a director of our company on April 8, 2008 and Ms. Day declined to stand for reelection at our 2008 annual meeting.

(6)

As reflected in the table under “All Other Compensation,” Mr. Lund received compensation as an employee of the company for 2008, including a salary of $500,000, an incentive plan bonus of $92,543, discretionary bonuses of $182,652 and other compensation of $53,677, including $34,946 of distributor event related travel expenses of Mr. Lund’s spouse.

(7)

As reflected in the table under “All Other Compensation,” Ms. Tillotson received compensation as an employee of the company for 2008, including a salary of $400,000, an incentive plan bonus of $74,034, discretionary bonuses of $146,122 and other compensation of $71,317, including $20,000 related to attending and speaking at international distributor events.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own beneficially more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors, and greater than 10% beneficial owners are required to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2008, all officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

        Our Compensation Committee is responsible for establishing and administering our executive compensation program, which consists of a variety of components, including base salary, cash incentive bonuses, equity awards, and retirement benefits. This compensation discussion and analysis is intended to provide more information regarding:

•	our compensation objectives;

•	the various components of our compensation program and how they relate to our objectives;

•	the factors taken into consideration in establishing the levels of compensation or participation in these various components; and

•	the compensation decisions during the year related to the compensation of the Chief Executive Officer, the Chief Financial Officer, and the other executive officers listed in the summary compensation table (the “named executive officers”) and factors and analysis related to such decisions.

Objectives

        The primary objectives of our compensation program are to:

•	successfully recruit and retain experienced and talented executives;

•	provide competitive compensation arrangements that are linked to corporate and individual performance; and

•	align the financial interests of our executives with those of our stockholders.

        The following table identifies each of the key components of our compensation program and the primary objectives that each of the components is designed to accomplish:

Component of Compensation Program	Primary Objective

Base Salary	Retention

Discretionary Bonuses	Retention
Pay-for-Performance

Cash Incentive Plan	Pay-for-Performance
Stockholder Alignment

Equity Incentive Plan	Pay-for-Performance
Stockholder Alignment
Retention

Retirement and Deferred Compensation Plans	Retention

Severance Arrangements	Retention

        We also provide perquisites and other personal benefits to executive officers that represent a very small portion of their overall compensation.

Process for Determining Compensation

Role of Compensation Committee and Chief Executive Officer

        The Compensation Committee is responsible for evaluating the performance of the Chairman and the Chief Executive Officer relative to their performance goals and targets and for setting their compensation. The Compensation Committee has given the Chief Executive Officer the responsibility of evaluating the performance of the other executive officers and discussing the evaluations with the Compensation Committee. The Chairman and Chief Executive Officer can also make recommendations to the Compensation Committee with regard to the compensation packages for new executive officers and/or adjustments in compensation for other executive officers. The Compensation Committee reviews any such recommendations and has the authority to approve, revise, or reject such recommendations.

Use of Compensation Consultants and Survey Data

        The Compensation Committee has retained the services of Frederic W. Cook & Co. as its independent compensation consultant to assist the Compensation Committee in the review of our executive compensation program, to provide compensation data and alternatives to the Compensation Committee, and to provide advice to the Compensation Committee as requested. The compensation consultant engaged by the Compensation Committee does not perform any work for our company outside of the services it performs for the Compensation Committee except that the Compensation Committee has authorized the consultant to provide survey data related to compensation decisions for key employees. The Compensation Committee has authorized such limited additional services as they determined such services help ensure that similar survey data is utilized for other key employees and does not impair the independence of the consultant. We utilize the compensation data and alternatives provided by the compensation consultant to analyze compensation decisions in light of current market rates and practices, and to help ensure that our compensation decisions are competitive in the market and economically defensible. We compare the compensation proposals for our named executive officers to the compensation practices of a peer group of publicly-traded companies that compete in our industry or are similar in size to us. The competitive cash compensation data provided by Frederic W. Cook & Co. includes limited use of national survey data calibrated for all industries for companies with similar revenue levels as us. The group is reviewed and updated by the Compensation Committee from time to time to insure we are utilizing an appropriate group in terms of size and relevance. The group was most recently reviewed and revised in November 2007 by the Compensation Committee taking into account the input and recommendations of Fredric W. Cook & Co. Based on the analysis at such time, our company was at the median of this group with respect to revenue and market capitalization. Peer group information and other data is only one factor used by the Compensation Committee in making decisions. The following table indicates the companies that are included in our peer group.

PeerGroup Bare Escentuals Blyth Chattern CSS Industries Elizabeth Arden Gaiam Herbalife Inter Parfums NBTY Perrigo Playtex Products Prestige Brands Sensient Tupperware Brands Usana Health Sciences

We also use survey data from other sources to supplement the data provided by our compensation consultant. In February 2008, we utilized survey data from CompAnalyst, which is a combination of the top five surveys in the US such as Watson Wyatt and Mercer.

Mix of Compensation

        When we review the compensation for an executive, we do not use a specific formula or allocation targets to establish the level or mix of compensation. Rather, we exercise judgment in determining a mix of compensation that we believe is appropriate to accomplish our compensation objectives under the circumstances applicable to the executive. We also take into consideration the relative mix of compensation provided by other companies and try to make sure each component is competitive. When reviewing one component of compensation, we will consider the compensation paid under other components. Historically, a majority of target compensation is typically tied to corporate performance in the form of our cash incentive plans and our equity incentive plans.

Components of Compensation

Base Salaries

        In establishing and approving base salaries, we consider various factors including:

•	current market practices and salary levels;

•	the nature of each executive officer's responsibilities and capabilities;

•	individual performance and the performance of our company;

•	the overall total direct compensation of an executive officer, consisting of base salary, targeted cash incentive payments and other cash payments, and equity incentive awards;

•	competitive offers made to executive officers and the level of salary that may be required to recruit or retain our executive officers; and

•	the recommendations of the Chairman of the Board and the Chief Executive Officer for officers other than themselves.

        Base salaries are typically reviewed annually during our evaluation period in February and March. We do not assign any specific weights to the factors identified above, but emphasize establishing base salaries that are competitive with the salaries paid by other companies in order to enable us to attract and retain qualified and effective executive officers. In order to remain competitive, we use the median level to 75th percentile from our peer group and industry surveys as a guideline for base salaries. However, these levels are merely guidelines, and we set salaries above and below these guidelines depending on various factors, including corporate and individual performance, experience in the position, the uniqueness of the position and responsibility, levels of other compensation components, and level of retention risk.

        The salary of Mr. Hunt was reviewed last year by the Compensation Committee as part of a review of Mr. Hunt’s overall compensation. The Compensation Committee took into consideration that Mr. Hunt unilaterally reduced his own base salary in 2006 from $665,000 to $550,000 when Nu Skin’s operating income declined and we were in the middle of implementing a transformation initiative to improve organization alignment and improve operating efficiencies. The Compensation Committee also took into consideration Mr. Hunt’s performance as well as our corporate performance and competitive compensation data. Based on such review, Mr. Hunt’s salary was increased from $550,000 to $750,000 in May 2008. In connection with such adjustment, however, Mr. Hunt’s dividend equivalent payment, which amounted to $135,000 in cash compensation in 2007, was terminated. The decision to increase Mr. Hunt’s base salary was based on Mr. Hunt’s performance and our overall corporate performance, as evidenced by the significant progress that had been made to align the organization and improve operating efficiencies, the reduction in Mr. Hunt’s salary in 2006 discussed above, the fact that Mr. Hunt’s salary was significantly below the 50th percentile of our peer group, and the offsetting impact of the elimination of the dividend equivalent payment.

        The salaries of the other named executive officers were also reviewed at the beginning of 2008 and no adjustments were made to those salaries in 2008 except that Mr. Chard received an increase in salary of $25,000 per the terms of his employment letter. In February 2009, the Compensation Committee reviewed the base salaries of the named executive officers and increased the base salary of each of Mr. Chard and Mr. Wood from $350,000 to $375,000. Key factors that the Compensation Committee considered in this decision included the contributions of each of these executives to the solid performance of the company in 2008 (as described below under the bonus discussion), Mr. Hunt’s evaluation of their individual performance and his recommendations regarding their base salary adjustments, and compensation data for similar positions. No changes were made to the base salaries of the other named executive officers.

Cash Incentive Bonuses

        Consistent with our objective to tie a significant portion of the executive officers’ compensation to our financial performance, we have adopted the 2006 Senior Executive Incentive Plan that pays incentive bonuses based on our performance. The plan was designed to motivate executive officers and reward them for meeting their short-term operating targets. For 2008, we made several changes to the operation of the plan in an attempt to increase the alignment of incentives provided under the plan to the interests of our stockholders. First, we tied 50% of the target bonus to meeting annual incentive targets rather than semi-annual targets. Second, we tied payment of bonuses to meeting earnings per share rather than operating income as the profitability measure for 2008. Third, we tied 50%, as opposed to 30%, of the target bonus to profitability. Fourth, we decided that all annual and quarterly targets would be established at the first of the year. Previously, quarterly and semi-annual targets for the second-half of the year were reviewed and established following the conclusion of the second quarter. Finally, we decided that performance under the plan would not be calculated using fixed foreign currency exchange rates as had been done in the past, but would be based on our actual reported financial results except the measurement of actual performance would be adjusted to eliminate the impact of swings in the yen to the extent the yen moved outside of a pre-established range.

        As discussed below in the discussion of discretionary bonuses, dramatic and unanticipated foreign currency swings impacted the measurement of performance under the plan more than had been anticipated when the changes to the operation of the plan were made at the end of 2007. Because we believe that the impact of such dramatic swings resulted in performance measurements that did not accurately reflect the performance of management, we have elected to calculate targets and actual performance in 2009 using constant currency rates to eliminate the impact of foreign currency swings. We also decided to use operating income as opposed to earnings per share as the profitability measure for 2009.

        Bonuses are computed under the plan based upon the degree to which the targeted performance measures were met or exceeded. We establish incentive targets at three levels, referred to as “Minimum,” “Budget,” and “Stretch” targets. If Budget targets are met for a particular incentive period, a participant will receive a bonus amount equal to the pre-established percentage of salary (the “Target Bonus”). If a Budget target is not met, the bonus amount decreases linearly until reaching 50% of the Target Bonus at the Minimum target level. No bonus is paid if Minimum profitability targets are not met. To the extent actual revenue or profitability measures exceed Budget level, the bonus amount increases linearly above the Target Bonus until reaching 200% of the Target Bonus at the Stretch level. If performance exceeds the Stretch level, the bonus amount increases in proportion to the extent to which Stretch targets are exceeded, but may not exceed $3 million under the terms of the plan. The Compensation Committee has the discretion to exclude extraordinary, infrequent or non-operational items or amounts from the calculations to the extent it determines appropriate. During the last three years, bonuses at the corporate level have been earned for 6 of the 12 quarterly incentive periods, and two of the five semi-annual/annual periods. Approximately 7 of the bonuses were paid out below the Target Bonus level. Based on our review of the plan, our performance compared to our peer group, and the relative level of bonuses earned by our executives compared to our peer group, we believe that the level of bonuses paid under the plan has been reflective of and consistent with corporate performance.

        We set the targeted level of bonuses (the “Target Bonus Percentages”) based on an executive officer’s position and responsibility and market practices. The target levels are intended to tie a meaningful portion of an executive officer’s total cash compensation to our performance. We have set Mr. Hunt’s target bonus percentage at 100%, which is in line with the market practices of our peer group. Because we believe that our other top corporate executives should work as a team and share the responsibility to support the goals and performance of our company, we have typically structured our cash incentives for these executives to be similar in size and composition. The target bonuses for our named executive officers are set at 60% and are tied to the same targets as Mr. Hunt’s.

Incentive Plan Targets

        The table below sets forth the earnings per share and revenue targets for the incentive periods in 2008, the actual performance both in amount and as a percentage of the Budget Target, and the percentage of the Target Bonus that was earned.* The total dollar amount of the bonuses earned is set forth in the Summary Compensation Table.

(dollar amounts expressed in thousands)
	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Annual

Revenue
Budget Target	289,080	304,457	309,549	320,353	1,223,439
Actual	295,020	318,251	309,894	303,844	1,227,008
% of Budget Target	102%	105%	100%	95%	100%
% of Target Bonus	155%	201%	—%	—%	—%

EPS
Budget Target	$0.26	$0.30	$0.32	$0.38	$1.25
Actual	$0.25	$0.27	$0.26	$0.32	$1.04
% of Budget Target	97%	89%	81%	84%	83%
% of Target Bonus	87%	51%	—%	—%	—%

        *Pursuant to the formulas established by the Compensation Committee, the impact of fluctuations of the yen was capped at 108 yen. Differences between actual results reported in the table above and results reported in our audited financial statements are a result of the difference between the yen rate used in our financial statement and the capped rate of 108. The actual weighted average rate during each incentive period was 104.96, 104.60, 107.62, 95.66 and 102.98, for the first quarter, second quarter, third quarter, fourth quarter, and annual period, respectively. The spot rate at the end of each period (used to calculate foreign currency transaction gains and losses in other income) was 99.69, 106.18, 106.35, 90.73, and 90.73, for the first quarter, second quarter, third quarter, fourth quarter and annual period, respectively.

Other Bonus

        We retain the right to make discretionary bonuses to executive officers for excellent performance and other factors. We believe that it is appropriate to reward for superior individual performance in exceptional circumstances. However, we have generally only approved discretionary bonuses in limited circumstances.

        As indicated above, bonuses were not earned by the named executive officers under the company’s cash incentive plan for the third and fourth quarters and for the annual period in 2008 because of foreign currency transaction losses resulting from significant volatility in the currency markets related to the global financial and economic crisis. Although incentive bonuses were not earned as a result of these foreign currency losses, the Compensation Committee approved the payment of discretionary bonuses based on third quarter and annual performance to executives based on various performance factors including the following:

•	Earnings per share increased approximately 18% from 2007 even after taking into consideration the large foreign currency losses in 2008 and excluding the restructuring charges in 2007;

•	Operating margin improved approximately 38% from 2007 even after excluding restructuring charges from 2007 results;

•	Management managed to grow revenue in difficult economic conditions by 8% in 2008; and

•	Significant improvement in general and administrative expenses as well as sales incentives and expenses.

        The Compensation Committee also felt it was appropriate to grant discretionary bonuses as the performance targets would have been achieved except for the unusual currency swings. Based on historical experience, we had capped the impact of swings in the yen under the performance targets. However, we had not capped the impact of other currencies as they historically had generally been an offsetting factor against the yen when they moved in the same direction. The significant weakening of these currencies while the yen strengthened resulted in an impact that had not been anticipated at the time the performance targets were established.

        The amount of the bonus for each executive was equal to the amount of bonuses the executive would have earned in the third quarter and annual incentive periods had the foreign currency transaction losses been excluded from operating results. No discretionary bonus was awarded based on fourth quarter performance. A portion of the bonuses was paid in shares of the company’s stock. The amount of the bonus for each of the named executive officers was as follows:

Truman Hunt	$408,552
Blake Roney	$245,132
Joe Chang	$163,421
Ritch Wood	$114,395
Dan Chard	$114,395

        We have also historically made a year-end holiday gift payment to all corporate employees, including the named executive officers, in the form of a gift certificate or similar merchant credit arrangement or cash in an amount equal to a percentage of each employee’s base salary (typically approximately two-week’s salary). The amount of the year-end holiday gift we paid to the named executive officers is included in the bonus column of the Summary Compensation Table and represents the same percentage of pay as was provided to other corporate employees.

        We have occasionally agreed to pay retention or guaranteed bonuses when we have determined it was necessary to attract or retain a key executive. We believe a retention bonus paid at the end of an agreed upon employment period can provide a greater incentive to remain employed than an equivalent increase in salary because the salary is paid pro rata throughout the period and the retention bonus is only paid if the employee remains employed at the end of the employment period. At the end of 2008, a retention bonus of $300,000 became payable to Mr. Chang pursuant to the terms of Mr. Chang’s compensation package that was negotiated in 2006 in light of other opportunities available to Mr. Chang. Under the terms of such arrangement, Mr. Chang received retention bonuses at the end of 2006, 2007 and 2008, and is entitled to receive a retention bonus at the end of 2009 in the amount of $400,000 if he is still employed by us at such time. The retention bonus was back-end weighted so that the majority of the bonus will be received at the end of the later years. We felt that this retention bonus was an appropriate mechanism to incentivize Mr. Chang to remain with our company based on Mr. Chang’s contributions in our product development area, his experience in the industry, his value as a spokesperson to our global distributor force, and the other opportunities available to him.

Annual Equity Grants

        Aligning the interests of our executive officers with those of our stockholders in order to encourage our executive officers to manage like a company owner is an important objective of our compensation program. In order to accomplish this objective, we have tied a significant portion of the total compensation of executive officers to our long-term stock performance through the grant of equity awards and the adoption of our Stock Ownership Guidelines. We also believe that equity compensation helps motivate executive officers to drive earnings growth because they will be rewarded with increased equity value and assists in the retention of executives who may have significant value tied up in unvested equity awards.

        As indicated above, we make semi-annual grants of equity awards as well as a limited number of special equity grants. We periodically review the level of our semi-annual equity awards and make adjustments to those levels when we determine it is appropriate. We do not use a fixed formula or criteria in determining whether to adjust the level of semi-annual awards, but make a subjective evaluation that may take into consideration a variety of factors including:

•	the practices of other companies;

•	the degree of responsibility for overall corporate performance;

•	overall compensation levels;

•	changes in positions and/or responsibilities;

•	individual and corporate performance;

•	potential dilution of our overall equity grants;

•	accumulated realized and unrealized value of equity awards;

•	the associated expense of such awards; and

•	recommendations of the Chairman of the Board and Chief Executive Officer with respect to the other executive officers.

        We believe that our Chief Executive Officer should have a significant portion of his total compensation in the form of equity to align his management of the company with the interests of the stockholders. We had previously established Mr. Hunt’s semi-annual stock option grant level at 100,000 options. In 2006, Mr. Hunt unilaterally reduced his semi-annual stock option grant level to 25,000 stock options. In connection with the review of Mr. Hunt’s overall compensation, Mr. Hunt’s semi-annual stock grant was increased in May 2008 to 50,000 for the August grant and to 92,500 options for semi-annual grants thereafter. In making the decision, we reviewed Mr. Hunt’s annual compensation, his average equity grants over the prior three years, the accumulated value of his equity awards, and his carried-ownership interest, as well as survey data related to the equity compensation for the CEO’s of our peer group. The decision to increase Mr. Hunt’s semi-annual equity grant back to the approximate level in place prior to Mr. Hunt’s unilateral decision to reduce his option grant was based on Mr. Hunt’s and our corporate performance, as evidenced by the significant progress that had been made to align the organization and improve operating efficiencies. The fact that Mr. Hunt’s equity grants were significantly below the 50th percentile of our peer group was also taken into consideration.

        Because we believe our other named executive officers should manage the business as a team, we have typically structured our equity incentives to be similar in size and composition. We have generally provided a similar level of equity awards in our semi-annual grants to each of the members of our executive management committee, which is the key management group responsible for our strategy and operations. While we generally have not given significant consideration to the value of existing equity awards as we want to encourage stock ownership and the retention of equity awards for long periods, we do review and consider the value of existing awards (inclusive of sales proceeds over the previous three years) of our executive officers in connection with our review of equity compensation practices. The company reviewed the equity grants extensively at the end of 2007 and elected to keep the number of semi-annual stock option grants the same in 2008 as they had been in 2007. In 2008, the semi-annual grant levels for stock options remained as follows:

Name	Semi-Annual Number of Options
Ritch Wood	22,500
Joe Chang	17,500
Dan Chard	17,500

        We have historically not made equity grants to Mr. Roney, one of the founders and the Executive Chairman of the company. In 2009, we elected to increase Mr. Chard’s semi-annual option grant from 17,500 to 22,500, the same level as Mr. Wood, based on his responsibilities over all of the company markets and his performance in helping the company to achieve its 2008 results as previously discussed. We provide the named executive officers with the right to elect to take 30% of their semi-annual grants in the form of restricted stock units (adjusted at a 3.5 to 1 ratio). Mr. Chang made this election for his August 2008 grant.

Special Performance Option Grants

        In 2007, management was successful in renewing revenue growth, with revenue growing approximately 4% compared to 2006 despite challenges in China and Japan. However, because we were not achieving the desired level of earnings growth, additional steps were taken in the fourth quarter of 2007 to improve earnings. One of these steps was to provide an attractive special incentive to a key group of 22 officers and key managers to align their efforts to significantly improve earnings per share and motivate them to improve earnings. To accomplish this, we determined that the best approach would be to provide these key managers with performance stock options that would only vest if meaningful earnings per share targets were achieved. As a result, we made a special grant of performance stock options to these key employees, 50% of which would vest when earnings per share reach $1.50 for any 12 month period (determined on a quarterly basis) and 50% of which would vest when earnings per share reaches $2.00 per share. If these targets are not achieved based on performance through December 2012, the options are forfeited. For reference, our earnings per share in 2007 were $0.67 (inclusive of $0.17 per share of restructuring charges (net of taxes)). We believe this incentive was a positive motivator to management members to drive earnings per share improvement.

        In determining the appropriate number of shares to grant, the Compensation Committee engaged the services of its compensation consultant to review the proposal, provide a comprehensive review of total direct annual compensation (total cash and equity compensation), and advise the Compensation Committee. In considering the grant, we reviewed and considered various factors including:

•	the average equity grant over the last three years compared to our peers;

•	the value of the total holdings of the named executive officers;

•	the carried-ownership interest (number of shares and options owned by the executive as a percentage of the outstanding shares) of the named executive officers;

•	the potential financial statement expenses associated with such a grant;

•	the potential dilution of such grants with respect to the outstanding shares; and

•	the semi-annual equity grants in 2007.

        For purposes of this analysis, we weighted one performance option equal to half of a time-vested option, based on our valuation of the options. We also spread the grant over the five-year performance period for purposes of analyzing the grant and making comparisons to the equity grant practices of our peer group of companies and industry surveys. Officers with similar levels of responsibility were generally granted similar numbers of performance options with various exceptions. Although the grants would increase our overall equity expense and usage rate above historical levels, the Compensation Committee determined the grant would be appropriate based on various factors including the fact that the options would not vest unless significant earnings per share growth occurred and the grant would help unify management in achieving improved earnings growth.

        Based on this analysis, we granted 120,000 performance options to each of Mssrs. Wood, Chang and Chard in December 2007. We granted 350,000 performance options to Mr. Hunt in May 2008. Mr. Hunt received his options at a later date because the Compensation Committee elected to address Mr. Hunt’s performance option grant at the same time they addressed other components of his compensation. Because the approved grants will only become exercisable if earnings per share grow significantly, the Compensation Committee was willing to consider grants that would result in some officers having equity grants levels at the 75th percentile or higher compared to our peer companies.

2009 Special Option Grants

        As the global economic downturn drove equity valuations down dramatically, we saw a significant decline in our stock price despite the fact that our company performed strongly in 2008 as highlighted above in the discussion regarding the granting of discretionary bonuses. As a result of this decline in overall equity valuations during the year, most of our outstanding stock options were out-of-the-money at the end of the year despite our solid performance. This created a concern that the motivational and retentive benefits of prior grants had been significantly diminished because many of these options were so far out-of-the-money. As a result, the Compensation Committee reviewed, with input from its compensation consultant, our equity compensation for our management team and key employees to determine a way to address these concerns. Following this review, we elected to:

•	make a special grant of options to a group of approximately 80 individuals including our executive management team and directors in addition to the regular semi-annual and annual option grants;

•	accelerate the semi-annual grant of options that would normally occur in August 2009 by granting them in February 2009 with the February semi-annual grant; and

•	provide key employees and directors who had received restricted stock units with the right to receive options this year in lieu of restricted stock units at the conversion rate of 3.5 options for every restricted stock unit.

        Because of the decline in our stock value, the expense associated with granting equity awards had also decreased. As a result, this provided us with an opportunity to make a special equity grant this year in addition to the regular semi-annual equity grants. The special grant was designed to result in a total grant of options in 2009 (regular semi-annual grants plus the special grant in February) that would not increase materially the total equity compensation expense in 2009 compared to what was expensed in prior years related to equity grants. We believe this special option grant will be an attractive equity incentive for executives and key employees that is both motivational and a retention incentive, but does not increase overall equity compensation expense. The numbers of options granted to the named executive officers, other than Mr. Roney, were generally determined to be an amount that would not materially increase their equity compensation (other than that resulting from an increase in the regular semi-annual grant amount previously discussed). Although we normally do not do so, we elected to make a grant of options to Mr. Roney as an added performance incentive for Mr. Roney. The numbers of options approved for this special option grant in February 2009 to named executive officers were as follows:

Name	Special Option Grant	Combined Semi-Annual Grant	Total
Truman Hunt	65,000	185,000	250,000
Blake Roney	50,000	0	50,000
Ritch Wood	40,000	45,000	85,000
Joe Chang(1)	40,000	35,000	75,000
Dan Chard	40,000	45,000	85,000

(1)	Mr. Chang elected to take 30% of his combined semi-annual grant, set forth above, in the form of restricted stock units (adjusted at a 3.5 to 1 ratio).

Timing of Equity Grants

        We make semi-annual equity grants to our executive officers and key employees. These grants generally take place at or near the end of February and August each year. Generally, the grant date is the date that the members of the Compensation Committee are able to meet at or near the end of February and August. The exercise price of the options is set at the closing price of our stock on the date of grant. We typically use two semi-annual grants for stock options rather than one annual grant in order to minimize the impact of stock volatility on the exercise price during the year. For consistency purposes, we also make grants of restricted stock units on these dates so that the Compensation Committee is reviewing the entire equity grant at the same time. The Compensation Committee generally meets on the proposed grant date where they review the award list and approve the grant. We also grant a limited number of equity awards at times other than on the general semi-annual grant dates, including the special equity grants discussed above. These awards are generally related to new hires, promotions, changes in job responsibilities, and new compensation packages.

Dividend Equivalent

        We have been providing Mr. Hunt with a payment equal to the dividend that would be paid on 250,000 shares. In May 2008, we elected to terminate this cash payment in connection with an increase in Mr. Hunt’s base salary.

Equity Retention Guidelines

        In January 2005, we established equity retention guidelines for our executive officers to motivate our executive officers to consider the long-term consequences of business strategies and to provide for a level of long-term performance risk with respect to our compensation programs. These guidelines provide that executive officers and directors must retain 50% to 75% of the net shares (after payment of the exercise price and related taxes) with respect to any equity award unless the individual holds a number of shares equal to designated levels set forth in the guidelines. The designated levels for executive officers are phased in over a five-year period. Outstanding options and restricted stock units are not counted in determining whether a director or officer holds shares equal to or greater than the designated level. At the end of the five-year phase-in period, the designated ownership levels are set at 100,000 shares for our Chief Executive Officer, and 20,000 shares for the members of our executive management committee. With the exception of Mr. Roney, Mr. Hunt and Mr. Chang, the named executive officers are subject to the retention requirement because their ownership levels are below the applicable designated levels.

Retirement and Other Post-Termination Benefits

        Our executive officers do not participate in any pension or defined benefit plan. We believe it is important for retention purposes to provide executives with a meaningful opportunity to accumulate savings for their retirement. To accomplish this we maintain both a tax-qualified 401(k) plan and a non-qualified deferred compensation plan. Under our non-qualified deferred compensation plan, our highly compensated employees (as defined by the Internal Revenue Code) may elect to defer up to 80% of his or her base salary and up to 100% of his or her bonus (minus applicable withholding requirements) that otherwise would be payable in a calendar year. We do not make any matching contributions, but we do make discretionary contributions to the plan for select employees ranging from 3% of salary to 10% of salary. In order to provide an incentive for our key employees to remain with us for the long-term, the discretionary contributions did not vest in full until the participant has 20 years of service or reaches the age of 60. Effective January 1, 2009, we amended the vesting provisions to provide that the company contributions will now vest 50% at 10 years of service and 5% each year thereafter. The vested balance will not be paid out, however, if the participant competes with the company during the one-year period following termination of employment; provided that this restriction terminates after the participant has reached 20 years of service or age 60. Amounts deferred are credited to accounts that track investment accounts offered through variable insurance products and earnings are tied to the earnings on these investment accounts. Because earnings are not “above market,” the earnings on the deferred compensation plan are not included in the Summary Compensation Table, although they are included in the “Aggregate Earnings in Last Fiscal Year” column of the “Nonqualified Deferred Compensation – 2008” table.

        The employment agreement entered into by Mr. Hunt when he was appointed President and Chief Executive Officer in 2003 contains certain severance and change of control benefits. These benefits provide for acceleration of his equity awards immediately prior to the announcement of a change of control and lump sum severance benefit in the event his employment is terminated within two years following a change of control. We believe these benefits help to ensure that Mr. Hunt will remain employed and actively engaged in the event of a potential change of control. We believe these benefits are reasonable. We have also agreed to certain severance payments for Mr. Hunt if he is terminated without cause, which we believe are reasonable and necessary in order to attract and retain a qualified Chief Executive Officer. Mr. Chang is also entitled to have his stock options vest in the event of a change of control and is also entitled to certain severance benefits. We also have a severance or employment arrangement with Mr. Chard. The benefits were negotiated in order to retain the services of these employees. These change of control and severance benefits are described and quantified below under the section entitled “Employment Agreements” and in the table below entitled “Potential Payments Upon Termination or Change of Control”. We are in the process of reviewing our change in control and severance benefits.

        Our current equity awards for all key employees also provide for accelerated vesting upon a change of control if an employee is terminated within two-years following such change of control. We believe this double trigger acceleration is a reasonable way to protect employees who may be terminated following a change of control. It also assists Nu Skin with retaining their services in the event of a potential change of control and thereafter. We believe such arrangements are in the best interests of the company and our stockholders if they are reasonable in amount and scope, because they can help to retain key employees during a change of control process.

Perquisites and Other Personal Benefits

        We also provide our executive officers and other key employees with various other benefits. These consist of, among other things, payments for term life insurance, use of recreational equipment and properties, sporting event tickets, security and free company product. We generally pay the income taxes associated with the use of these perquisites. These benefits represent a very small portion of the executive officer’s overall compensation. We review these benefits on a regular basis and believe these benefits are reasonable in relation to the executive compensation practices of other companies and make working for our company more attractive. The amount of these benefits is included in the All Other Compensation Table that follows the Summary Compensation Table.

Tax Limitations on Deductibility

        We have taken into consideration the limitation on deductibility for United States income tax purposes of compensation in excess of $1 million paid to our highest paid executive officers by structuring a significant portion of our compensation as performance based. Our current cash incentive plan and equity incentive plan have been approved by our shareholders, and the awards under these plans can qualify as “performance-based” for purposes of the deductibility limitations. While we try to structure compensation so that it will be deductible for income tax purposes, we also exercise judgment and may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our company and our stockholders. For example, we have approved certain discretionary and retention bonuses as described above and considered the impact of Section 162(m) in our deliberations with respect to such awards.

COMPENSATION COMMITTEE REPORT

        We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in this proxy statement. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this proxy statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS E.J. "Jake" Garn, Chairman Andrew Lipman Patricia Negrón David Ussery

Summary Compensation Table

        The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Truman Hunt	2008	673,077	437,398	—	503,694	201,137	118,715	1,934,021
President and Chief	2007	550,000	21,154	27,332	341,098	201,983	201,270	1,342,837
Executive Officer	2006	578,750	22,654	768,750	596,366	150,751	188,958	2,306,229

Ritch Wood	2008	350,000	127,857	—	480,234	64,780	76,217	1,099,088
Vice President and	2007	350,000	13,462	—	440,026	77,183	83,199	963,870
Chief Financial	2006	350,000	13,462	—	430,941	60,456	84,021	938,880
Officer

Blake Roney (6)	2008	750,000	273,978	—	—	138,814	53,176	1,215,968
Chairman of the Board	2007	750,000	28,846	—	—	165,277	33,028	977,151

Joe Chang	2008	500,000	482,652	252,464	304,269	92,543	79,746	1,711,674
Chief Scientific	2007	500,000	220,231	347,573	256,291	110,218	68,360	1,502,673
Officer and Executive	2006	474,825	219,231	291,783	232,425	86,367	69,195	1,373,826
Vice President
Product Development

Dan Chard	2008	346,154	128,857	6,259	357,626	64,780	85,557	989,233
Executive Vice	2007	322,115	12,500	5,284	310,655	71,676	71,308	793,538
President, Distributor	2006	289,324	11,538	—	233,448	155,300	848,805	1,538,415
Success

(1)

Mr. Hunt and Mr. Chang deferred a portion of their salaries under our non-qualified deferred compensation plan, which is included in the Nonqualified Deferred Compensation Table. Each of the named executive officers, except Mr. Roney, also contributed a portion of his salary to our 401(k) retirement savings plan.

(2)

The amounts reported in this column include gift payments that we have historically made to all corporate employees for 10, 15 and 20 years of service, and as year-end holiday gifts in the form of a gift certificate or similar merchant credit arrangement, or cash in an amount equal to a percentage of each employee’s base salary (approximately two-weeks salary). The amounts reported in this column also include discretionary bonuses based on the company’s performance during the three months ended September 30, 2008 and the year ended December 31, 2008, which were paid 75 percent in cash and 25 percent in shares of our Class A Common Stock. The total discretionary bonus amounts received by the named executive officers were as follows: Mr. Hunt, $408,552; Mssrs. Wood and Chard, $114,395; Mr. Roney, $245,132; and Mr. Chang, $163,421. These amounts include discretionary bonus stock granted on February 20, 2009, with a grant date closing price of $10.41 per share, with the named executive officers receiving the following number of shares: Mr. Hunt, 9,817: Mssrs. Wood and Chard, 2,749; Mr. Roney, 5,890; and Mr. Chang, 3,927. In connection with this discretionary bonus stock grant, Mssrs. Hunt and Roney were granted the right to surrender a portion of the shares to satisfy related tax withholding obligations. The amounts reported in this column for Mr. Chang include retention bonuses paid pursuant to Mr. Chang’s employment contract for his continued service through December 31of 2006, 2007 and 2008. See the “Compensation Discussion and Analysis—Other Bonus” for additional information regarding Mr. Chang’s retention bonus.

(3)

These columns represent the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006, 2007 and 2008, in accordance with SFAS 123(R) of equity awards granted to the named executive officers, and thus may include amounts from awards granted in and prior to 2006, 2007 and 2008. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in the notes to our financial statements in our annual reports on Form 10-K, as filed with the SEC. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be realized by the named executive officers upon vesting or exercise of these awards. See the “Grants of Plan-Based Awards Table” for information regarding stock awards made in 2008.

(4)

The amounts reported in this column are cash awards to the named executive officers made pursuant to our 2006 Senior Executive Incentive Plan. See the “Compensation Discussion and Analysis—Cash Incentive Bonuses” for information regarding these awards. Mr. Hunt and Mr. Chang deferred a portion of their incentive bonuses under our non-qualified deferred compensation plan, which is included in the “Nonqualified Deferred Compensation Table”.

(5)	See the “All Other Compensation Table” below for additional information.

(6)	Mr. Roney was not a named executive officer for 2006. As a result, only 2007 and 2008 compensation information for Mr. Roney is included in the “Summary Compensation Table”.

All Other Compensation Table – 2008

        The following table describes the components of the All Other Compensation column for 2008 in the Summary Compensation Table.

Name	Company Contributions to Deferred Compensation Plan ($)	Tax Payments ($)(1)	Term Life Insurance Premiums paid by Company ($)(2)	Company Contributions to 401(k) Retirement Savings Plan ($)	Perquisites and Other Personal Benefits ($)(2)	Other ($)(4)	Total ($)

Truman Hunt	70,000	5,783	—	6,900	8,445	27,587	118,715
Ritch Wood	35,000	13,648	300	6,900	20,369	—	76,217
Blake Roney	—	18,259	1,680	—	33,237	—	53,176
Joe Chang	50,000	8,245	3,270	6,900	11,331	—	79,746
Dan Chard	35,000	16,048	460	6,900	25,149	2,000	85,557

(1)	This column reports amounts reimbursed by us for the payment of taxes with respect to perquisites and other personal benefits provided to the named executive officers.

(2)	This column reports premiums paid to obtain term life insurance policies with coverage of $500,000 for Mssrs. Wood, Chang and Chard, and $1,000,000 for Mr. Roney.

(3)

This column reports our incremental cost for perquisites and personal benefits provided to the named executive officers. In 2008, these benefits included, among other things, the personal use of company-provided vehicles, cabins, sporting tickets, company product, travel benefits, security and prizes at company parties.

(4)

The amount reported in this column for Mr. Hunt includes, pursuant to his employment terms, a dividend equivalent payment equal to 250,000 times the per share dividend declared for the first quarter of 2008. This dividend equivalent was terminated in May 2008.

Grants of Plan-Based Awards – 2008

        The following table provides information about equity and non-equity awards granted to the named executive officers in 2008.

		Estimated Future Payouts under non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Max ($)(1)	Threshold ($)	Target ($)(2)	Max ($)

Truman Hunt	02/28/2008	—	—	—	—	—	—	—	25,000	16.89	119,250
	5/12/2008	—	—	—	—	175,000	—	—	—	17.14	603,750
	5/12/2008	—	—	—	—	175,000	—	—	—	17.14	952,000
	8/11/2008	—	—	—	—	—	—	—	50,000	17.03	252,000
	N/A	181,250	725,000	3,000,000	—	—	—	—	—	—	—

Ritch Wood	02/28/2008	—	—	—	—	—	—	—	22,500	16.89	107,325
	08/11/2008	—	—	—	—	—	—	—	22,500	17.03	113,400
	N/A	52,500	210,000	3,000,000	—	—	—	—	—	—	—

Blake Roney	N/A	112,500	450,000	3,000,000	—	—	—	—	—	—	—

Joe Chang	02/28/2008	—	—	—	—	—	—	—	17,500	16.89	83,475
	08/11/2008	—	—	—	—	—	—	—	12,250	17.03	61,740
	08/11/2008	—	—	—	—	—	—	1,500	—	—	23,910
	N/A	75,000	300,000	3,000,000	—	—	—	—	—	—	—

Dan Chard	02/28/2008	—	—	—	—	—	—	—	17,500	16.89	83,475
	08/11/2008	—	—	—	—	—	—	—	17,500	17.03	88,200
	N/A	52,500	210,000	3,000,000	—	—	—	—	—	—	—

(1)

The amounts reported in these columns reflect potential payouts for 2008 under our incentive plan if the respective levels of performance were achieved for all quarters and for the year. The amounts reported in the Threshold column reflect the potential payout if any company performance metric was at the minimum level required to receive a bonus. The amounts reported in the Target column reflect the potential payout if all company performance metrics were at target levels. In the event that stretch level targets are exceeded, the bonus payable increases in proportion to the extent to which the targets are exceeded, but cannot exceed $3 million. If all stretch level targets had been met during 2008, the named executive officers would have been paid the following under this plan: Mr. Hunt, $1,450,000; Mr. Wood, $420,000; Mr. Roney, $900,000; Mr. Chang, $600,000; and Mr. Chard, $420,000. See the “Summary Compensation Table” above for awards that were actually paid to the named executive officers under the incentive plan with respect to the year 2008.

(2)

We granted performance stock options to Mr. Hunt in May 2008. For additional information relating to our performance stock options, see the “Compensation Discussion and Analysis—Special Performance Option Grants”.

(3)

The awards reported in this column are stock options granted to the executive officers under our 2006 Stock Incentive Plan. These stock option awards vest and become exercisable in four equal annual installments beginning one year from the date of the respective grant.

(4)	This column shows the exercise price for the stock option awards granted, which in each case is the closing price of our stock on the date of the respective grant.

(5)

This column shows the full grant date fair value of the restricted stock unit awards and the stock option awards under SFAS 123(R), which is generally the amount that we would expense in our financial statements over the award’s vesting period. For information on the valuation assumptions used in calculating these amounts, refer to note 11 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2008.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

        We have employment agreements or offer letters with Truman Hunt, Joe Chang and Dan Chard. The following summarizes the material terms of these agreements, as amended, that remain in effect. For additional discussion on these employment arrangements, see the “Compensation Discussion and Analysis” section above.

Truman Hunt

•	$665,000 annual base salary. Effective April 2006, however, Mr. Hunt voluntarily elected to reduce his annual salary to its previous level of $550,000. Mr. Hunt's salary was increased to $750,000 in May 2008.

•	Under the original terms of Mr. Hunt’s employment letter, he was entitled to participation in our standard stock incentive plan at no less than 50,000 stock options per year. The Compensation Committee had approved an increase to 200,000 options per year in 2005, however, Mr. Hunt voluntarily elected to remain at the 50,000 level. Mr. Hunt’s semi-annual option grant increased to 50,000 options for the August 2008 grant and increased to 92,500 (185,000 per year) in 2009.

•	Mr. Hunt received a special grant of 350,000 performance stock options in 2008 with similar terms to those described above in “Compensation Discussion and Analysis — Special Performance Option Grants”.

•	Senior executive cash incentive plan (currently at a bonus target of 100% of base salary).

•	Dividend equivalent payments equal to 250,000 times the per share dividend declared, which Mr. Hunt received in 2007, were paid through the first quarter of 2008 and terminated in May 2008.

•	All equity awards vest upon a change of control. If within 24 months of a change of control Mr. Hunt is involuntarily terminated without cause, he is entitled to a severance payment equal to three times his annual compensation then in effect (current base salary plus current cash bonus target of 100% of base), health insurance benefits for 36 months, and excise tax protection.

•	If Mr. Hunt is terminated by us without cause, he is entitled to severance payment equal to two times his annual compensation (current base salary plus current cash bonus target of 100% of base) and excise tax protection.

•	Mr. Hunt is subject to our key employee covenants including confidentiality, assignment of work product, non-competition and non-solicitation.

Joe Chang

•	$500,000 annual base salary.

•	Annual retention bonus for continued employment at the end of each year in the amount of $200,000 for years 2006 and 2007; $300,000 for 2008; and $400,000 for 2009.

•	Initial contingent stock award of 58,928 shares that vest in four equal annual installments, the first of which vested in November 2006.

•	Participation in our standard stock incentive plan at no less than 35,000 stock options per year.

•	Senior executive cash incentive plan (currently at a bonus target of 60% of base salary).

•	All stock options vest upon a change of control.

•	If Mr. Chang is terminated without cause prior to the end of 2009, Mr. Chang is entitled to (i) his then applicable annual base salary for twelve months, (ii) any retention bonus and cash incentive bonus that would have been payable during such 12-month period, and (iii) vesting of any stock incentive awards that would have been vested during such 12-month period.

•	If Mr. Chang remains employed until age 60, upon termination he will be entitled to a four-year consulting contract with us for $250,000 per year.

•	Our obligations under this agreement are contingent upon various restrictive covenants, including, among others, non-competition, non-solicitation, non-endorsement and confidentiality.

Dan Chard

•	$300,000 annual base salary, increased by $25,000 in February 2007 and by another $25,000 in February 2008.

•	Initial stock option award of 100,000 shares, with 50% vesting in four equal annual installments, the first of which vested in February 2007, and 50% vesting in February 2011. He is also entitled to participation in our stock incentive plan at no less than 35,000 stock options per year. All equity awards vest on a change of control.

•	Senior executive cash incentive plan (currently at a bonus target of 60% of base salary).

•	For termination without cause, Mr. Chard is entitled to severance equal to 1.5 times his then current base salary.

•	Mr. Chard is subject to our key employee covenants including confidentiality, assignment of work product, non-competition and non-solicitation.

Outstanding Equity Awards at Fiscal Year-End - 2008

        The following table provides information on the holdings of equity awards by the named executive officers as of December 31, 2008. Mr. Roney is not included in this table since he did not own any equity awards as of December 31, 2008.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

Truman Hunt	08/31/1999	40,000			12.94	08/31/2009
	08/31/2000	35,000			6.56	08/31/2010
	02/28/2001	17,500			8.20	02/28/2011
	08/31/2001	17,500			6.85	08/31/2011
	03/01/2002	17,500			8.99	03/01/2012
	09/03/2002	17,500			12.00	09/03/2012
	01/17/2003	250,000			12.45	12/31/2012
	02/27/2004	25,000			19.15	02/27/2014
	09/01/2004	25,000			26.13	09/01/2014
	02/28/2005	18,750	6,250		22.33	02/28/2015
	08/31/2005	18,750	6,250		21.34	08/31/2015
	05/26/2006	12,500	12,500		17.58	02/28/2013
	09/01/2006	12,500	12,500		17.25	09/01/2013
	02/26/2007	6,250	18,750		17.75	02/26/2014
	12/20/2007	6,250	18,750		16.50	12/20/2014
	02/28/2008		25,000		16.89	02/28/2015
	05/12/2008			175,000	17.14	05/12/2013
	05/12/2008			175,000	17.14	05/12/2013
	08/11/2008		50,000		17.03	08/11/2015

Ritch Wood	08/31/2000	1,250			6.56	08/31/2010
	02/28/2001	625			8.20	02/28/2011
	08/31/2001	2,000			6.85	08/31/2011
	03/01/2002	2,250			8.99	03/01/2012
	09/03/2002	5,625			12.00	09/03/2012
	03/10/2003	13,125			9.04	03/10/2013
	05/12/2003	37,500			10.31	05/12/2013
	09/02/2003	17,500			11.50	09/02/2013
	02/27/2004	17,500			19.15	02/27/2014
	09/01/2004	17,500			26.13	09/01/2014
	02/28/2005	13,125	4,375		22.33	02/28/2015
	06/09/2005	37,500	12,500		23.28	06/09/2015
	08/31/2005	13,125	4,375		21.34	08/31/2015
	05/26/2006	11,250	11,250		17.58	02/28/2013
	09/01/2006	11,250	11,250		17.25	09/01/2013
	02/26/2007	5,625	16,875		17.75	02/26/2014
	12/20/2007			60,000	16.50	12/20/2014
	12/20/2007			60,000	16.50	12/20/2014
	02/28/2008		22,500		16.89	02/28/2015
	08/11/2008		22,500		17.03	08/11/2015

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

Joe Chang	02/28/2001	3,917			8.20	02/28/2011
	04/19/2002	12,500			12.45	04/19/2012
	04/19/2002	25,000			12.45	04/19/2012
	04/19/2002	12,500			12.45	04/19/2012
	09/03/2002	12,500			12.00	09/03/2012
	03/10/2003	12,500			9.04	03/10/2013
	09/02/2003	17,500			11.50	09/02/2013
	02/27/2004	17,500			19.15	02/27/2014
	09/01/2004	17,500			26.13	09/01/2014
	02/28/2005	13,125	4,375		22.33	02/28/2015
	08/31/2005	13,125	4,375		21.34	08/31/2015
	04/17/2006						14,732	153,655
	05/26/2006	8,750	8,750		17.58	02/28/2013
	09/01/2006	8,750	8,750		17.25	09/01/2013
	02/26/2007	4,375	13,125		17.75	02/26/2014
	12/20/2007			60,000	16.50	12/20/2014
	12/20/2007			60,000	16.50	12/20/2014
	02/28/2008		17,500		16.89	02/28/2015
	08/11/2008		12,250		17.03	08/11/2015
	08/11/2008						1,500	15,645

Dan Chard	09/09/2002	1,500			12.45	09/09/2012
	03/10/2003	1,500			9.04	03/10/2013
	09/02/2003	3,750			11.50	09/02/2013
	02/27/2004	5,000			19.15	02/27/2014
	04/29/2004	25,000			23.87	04/29/2014
	09/01/2004	10,000			26.13	09/01/2014
	02/28/2005	7,500	2,500		22.33	02/28/2015
	08/31/2005	7,500	2,500		21.34	08/31/2015
	05/26/2006	8,750	8,750		17.58	02/28/2013
	05/26/2006	25,000	75,000		17.58	05/26/2013
	09/01/2006	8,750	8,750		17.25	09/01/2013
	02/26/2007	3,125	9,375		17.75	02/26/2014
	02/26/2007						1,125	11,734
	12/20/2007			60,000	16.50	12/20/2014
	12/20/2007			60,000	16.50	12/20/2014
	02/28/2008		17,500		16.89	02/28/2015
	08/11/2008		17,500		17.03	08/11/2015

(1)	Option Awards Vesting Schedule

Grant	Vesting Schedule
5/26/2006 (Dan Chard 100,000)	50% of the award vests in four equal annual installments beginning on February 28, 2007; the remaining 50% vests on February 28, 2011.

05/26/2006	Vests in four equal annual installments beginning on February 28, 2007.

12/20/2007	Vests in four equal annual installments beginning on September 4, 2008.

All Other Grants	Vest in four equal annual installments beginning one year from the date of grant.

(2)	Performance Vesting Options

Vesting for the options is performance based, with the options vesting in two installments if the company’s earnings per share equal or exceed the two established performance levels, measured in terms of diluted earnings per share. Fifty percent of the options will vest upon earnings per share meeting or exceeding $1.50 per share and fifty percent of the options will vest upon earnings per share meeting or exceeding $2.00 per share. If the performance levels have not been met on or prior to the 2nd business day following the filing of the company’s Annual Report on Form 10-K for the year ended December 31, 2012, then any unvested options shall terminate at such time.

(3)	Stock Awards Vesting Schedule

Grant	Vesting Schedule

4/17/2006 (Joe Chang )	Vest in four equal annual installments beginning on November 1, 2006.

All Others	Vest in four equal annual installments beginning one year from the date of grant.

(4)	The market value of the unvested stock awards reported in this column is based on the closing market price of our stock on December 31, 2008, which was $10.43.

Option Exercises and Stock Vested — 2008

        The following table provides information on stock option exercises and vesting of stock awards for the named executive officers during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)

Truman Hunt	—	—	—	—
Ritch Wood	—	—	—	—
Blake Roney	—	—	—	—
Joe Chang	—	—	14,732	189,895
Dan Chard	—	—	375	6,176

(1)

Mr. Chang acquired 14,732 shares with a market price of $12.89 on October 31, 2008 related to vesting of a contingent stock award. Mr. Chard acquired 375 shares with a market price of $16.47 on February 26, 2008 related to vesting of a contingent stock award.

(2)	Value realized is based on the market value of stock on the vesting date, and is calculated before payment of any applicable withholding taxes and broker commissions.

Nonqualified Deferred Compensation

        Pursuant to our non-qualified Deferred Compensation Plan, certain employees, including the named executive officers, may elect to defer up to 80% of his or her base salary and up to 100% of bonus (minus applicable withholding requirements) that otherwise would be payable in a calendar year. Deferral elections are made prior to the calendar year in which the deferred salary or bonus will be earned. Additionally, we may also elect to contribute money (historically 10% of base salary) to the participant’s deferred compensation.

        Earnings and losses on deferred compensation are based on market rates and earnings and losses on participant selected investment funds available under our Deferred Compensation Plan. All amounts a participant elects to defer, adjusted for earnings and losses thereon, are 100% vested at all times. As of January 1, 2009, all amounts we elect to contribute to a participant’s account, adjusted for earnings and losses thereon, vest as to 50% upon 10 years of employment with us, and vest an additional 5% for each year of employment with us thereafter until such amounts are 100% vested upon 20 years of employment with us.  In addition, all amounts become 100% vested upon the participant attaining 60 years of age, upon the participant’s death or disability as defined in the plan, or otherwise at the discretion of the Compensation Committee.

        Our Deferred Compensation Plan also provides a death benefit that will pay, upon a participant’s death prior to the commencement of benefit payments, an amount equal to the participant’s deferrals, adjusted for earnings and losses thereon, plus the greater of (i) the vested portion of company contributions, adjusted for earnings and losses thereon, or (ii) five times such participant’s average base salary for the previous three years. All distributions under the Deferred Compensation Plan are payable in cash, and the participant may elect either a lump sum payment or monthly, quarterly, or annual installments over a maximum of 15 years.

        The following table shows the investment funds available under our Deferred Compensation Plan and their annual rates of return for the fiscal year ended December 31, 2008, as reported by the administrator of the plan.

Name of Fund	Rate of Return	Name of Fund	Rate of Return

LVIP Money Market - Standard Class	2.35%	Neuberger Berman AMT Mid Cap Growth-I-Class	-43.37%
Delaware VIP Capital Reserves Series - Standard Class	-0.29%	Fidelity VIP Mid Cap - Service Class	-39.51%
LVIP Delaware Bond-Standard Class	-2.92%	LVIP Baron Growth Opportunities-Service Class	-39.14%
American Century VP Inflation Protection-Class 2	-1.59%	Delaware VIP Small Cap Value Series-Standard Class	-29.88%
Templeton FTVIPT Global Income Securities-Class 1	6.47%	DWS VIP Small Cap Index-Class A	-34.12%
LVIP Wilshire Conservative Profile-Standard Class	-18.44%	American Funds Global Growth-Class 2	-38.39%
LVIP Wilshire Moderate Profile-Standard Class	-26.62%	American Funds Global Small Capitalization-Class 2	-53.52%
LVIP Wilshire Moderately-Aggressive Profile - Standard Class	-33.42%	Templeton FTVIPT Growth Securities - Class 1	-42.13%
LVIP Wilshire Aggressive Profile -Standard Class	-40.46%	LVIP Marisco International Growth - Standard Class	-48.94%
Fidelity VIP Contrafund - Service Class	-42.61%	American Funds International - Class 2	-42.12%
DWS VIP Equity 500 Index - Class A	-37.15%	Delaware VIP Emerging Markets Series - Standard Class	-51.56%
American Funds Growth - Class 2	-43.97%	Delaware VIP REIT Series - Standard Class	-35.06%
Delaware VIP High Yield Series - Standard Class	-24.17%	MFS VIT Utilities Series - Initial Class	-37.67%
Delware VIP Value Series - Standard Class	-33.42%	Franklin FTVIPT Income Securities - Class 1	-29.41%
LVIP Delware Special Opportunities -Standard Class	-36.63%	Franklin Mutual Share Securities - Class 1	-36.93%
		Alliance Bernstein VPS International Value - Class A	-53.18%

        The following table provides information on compensation under our non-qualified Deferred Compensation Plan for the year 2008.

Nonqualified Deferred Compensation - 2008

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawls/Distributions	Aggregate Balance at Last Fiscal YE ($)(2)

Truman Hunt	100,569	70,000	(368,686)	—	582,529
Ritch Wood	—	35,000	(62,448)	—	159,656
Blake Roney	—	—	—	—	—
Joe Chang	196,272	50,000	(254,687)	—	629,049
Dan Chard	—	35,000	(34,559)	—	100,908

(1)

The amounts reported in this column are reported as compensation for 2008 for the named executive officers in the Summary Compensation Table under the “Salary”, “Non-Equity Incentive Plan Compensation” or “All Other Compensation” columns.

(2)	The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for 2006, 2007 and 2008:

Name	2006 ($)	2007 ($)	2008 ($)	Total
Truman Hunt	130,376	155,942	170,569	456,887
Ritch Wood	35,000	35,000	35,000	105,000
Blake Roney	—	—	—	—
Joe Chang	233,113	155,059	246,272	634,444
Dan Chard	28,500	30,625	35,000	94,125

Potential Payments Upon Termination or Change of Control

        The information below describes the compensation that would become payable under existing plans and arrangements if the named executive officer’s employment had terminated on December 31, 2008, given the executive’s compensation and service levels as of such date, and if applicable, based on our closing stock price on that date. Except as noted below, all amounts would be payable as a lump sum upon termination, except deferred compensation, which may be payable as a lump sum or in installments at the election of the named executive officer. These benefits are in addition to benefits available generally to salaried employees, such as distributions under our 401(k) plan, subsidized retiree medical benefits, and disability benefits. In addition, certain obligations of the officers relating to these payments are described above under the section entitled “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements”.

        Blake Roney has not been included in the chart below because he is not entitled to termination payments.

        Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age.

Name	Voluntary Termination ($)	Involuntary Termination for cause ($)	Involuntary Termination Not for Cause ($)	Termination (including constructive termination) in connection with Change of Control ($)	Death ($)(1)	Disability ($)
Truman Hunt
Severance(2)			3,000,000	4,500,000
Equity(3)
Deferred Compensation(4)	223,443	223,443	223,443	223,443	3,226,633	582,529
Health Benefits(5)				31,023
Excise Tax(6)

Total	223,443	223,443	3,223,443	4,754,466	3,226,633	582,529

Ritch Wood
Severance
Equity(3)
Deferred Compensation(4)					1,750,000	159,656
Health Benefits
Excise Tax

Total					1,750,000	159,656

Joe Chang
Severance(7)			900,000	900,000
Equity(3)			157,566	157,566
Deferred Compensation(4)	408,056	408,056	408,056	408,056	2,866,098	629,049
Health Benefits
Excise Tax

Total	408,056	408,056	1,465,622	1,465,622	2,866,098	629,049

Dan Chard
Severance(8)			525,000	525,000
Equity(3)
Deferred Compensation(4)					1,599,322	100,908
Health Benefits
Excise Tax

Total			525,000	525,000	1,599,322	100,908

(1)	The amounts reported in this column do not include the proceeds payable on death from term life insurance policies, for which we pay the premiums.

(2)

Mr. Hunt’s change of control severance would be payable in the event he was terminated involuntarily or constructively terminated (in each case, except for cause) within 24 months of a change of control.

(3)

The amounts payable under the equity category in the case of restricted stock units are based on the $10.43 closing price of our stock on December 31, 2008 multiplied by the number of unvested shares that would vest pursuant to the applicable award. No amounts were included under the equity category for the vesting of stock option awards because all unvested options held on December 31, 2008 by the named executive officers had exercise prices higher than the closing price of our stock on such date.

(4)

The amounts reported for deferred compensation under the “Change of Control” column reflect only the amounts deferred by the named executive officers and earnings on such amounts since none of the amounts contributed by the company had vested as of December 31, 2008 for any of the named executive officers. However, the company may, at its discretion, accelerate vesting of the unvested amounts contributed by the company in the event of a change of control. If the company were to accelerate vesting, the total amounts of deferred compensation payable to the named executive officers would be as follows: Mr. Hunt, $582,529; Mr. Wood , $159,656; Mr. Chang, $629,049; and Mr. Chard, $100,908.

(5)

Mr. Hunt would be entitled to continued health benefits for up to 36 months in the event he was terminated involuntarily or constructively terminated (in each case, except for cause) within 24 months of a change of control.

(6)

Mr. Hunt is entitled to tax payments to offset the impact of any excise tax related to his termination benefits. However, as of December 31, 2008, no excise tax related payments would have been necessary.

(7)

Mr. Chang is entitled to continued payment of his retention bonus and salary for a one-year severance period following termination and such payments are subject to forfeiture for breach of his key-employee covenants of non-competition, non-solicitation, and confidentiality during the severance period. The company may elect to extend the term of Mr. Chang’s key-employee covenants for an additional one-year period in exchange for payment of 75% of his base salary during such period. In addition, in the event Mr. Chang remains continuously employed by us until age 60 or beyond, upon termination he is entitled to a four-year consulting contract with us for $250,000 per year. In addition to the severance payments reported above, Mr. Chang is entitled to receive incentive bonuses for the severance period to the extent management earns incentive bonuses. Mr. Chang’s aggregate target incentive bonus for 2009 is $300,000.

(8)	Mr. Chard is entitled to severance of 1.5 times his then current annual base salary in the event we terminate him other than for cause.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2008, about our Class A Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans (including individual arrangements):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	7,038,800(1)	$16.05	2,071,773(2)

Equity compensation plans not approved by security holders	—	—	—

Total	7,038,800	$16.05	2,071,773

(1)

Consists of 6,672,969 options and 365,831 restricted stock units. The weighted-average exercise price of the outstanding options was $16.93 and the weighted average remaining life of the options was 5.2 years.

(2)	Consists of 2,071,773 shares available for future issuance under our 2006 Stock Incentive Plan.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee of the Board of Directors is responsible for monitoring our financial auditing, accounting, and financial reporting processes and our system of internal controls on behalf of the Board of Directors. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion thereon. The Audit Committee’s responsibility is to monitor these processes. In this context, the Audit Committee met and held discussions with management, our internal auditors, and PricewaterhouseCoopers LLP. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year 2008 were prepared in accordance with generally accepted accounting principles.

        The Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed the audited consolidated financial statements and accompanying management’s discussion and analysis of financial condition and results of operations with our management and PricewaterhouseCoopers LLP. This discussion included PricewaterhouseCoopers LLP’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

•	The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable Statements on Auditing Standards, including SAS No. 61 and No. 90, as amended (Communication with Audit Committees).

•	PricewaterhouseCoopers LLP also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with PricewaterhouseCoopers LLP the accounting firm’s independence. The Audit Committee also considered whether non-audit services provided by PricewaterhouseCoopers LLP during the last fiscal year were compatible with maintaining the accounting firm’s independence.

•	Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Audit Committee also selected, subject to stockholder ratification, PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2009.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS Daniel Campbell, Chairman Nevin Andersen Patricia Negrón Thomas Pisano

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

        Our Audit Committee Charter requires that the Audit Committee review related party transactions that are significant in size, and approve or reject such transactions with executive officers, members of the Board of Directors, or significant stockholders submitted for which a special committee of the Board of Directors has not been established.

        In February 2007, we adopted a written policy and procedures with respect to related person transactions, which includes specific provisions for the approval of related person transactions. Pursuant to this policy, related person transactions include a transaction, arrangement or relationship in which we and certain enumerated related persons participate, and the amount involved exceeds $25,000.

        In the event that a related person transaction is identified, such transaction must be reviewed and approved or ratified by our Audit Committee. If it is impracticable for our Audit Committee to review such transaction, the transaction will be reviewed by the chair of our Audit Committee if the amount involved is less than $120,000, whereupon the chair of our Audit Committee will report to the Audit Committee the approval or disapproval of such transaction.

        In reviewing and approving related person transactions, the Audit Committee, or its chair, shall consider all information that the Audit Committee, or its chair, believes to be reasonable in light of the circumstances. The Audit Committee or its chair, as the case may be, shall approve only those related person transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, as the Audit Committee or its chair determines in good faith. No member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members has an interest.

Related Person Transactions

Leases

        We lease our corporate offices, distribution center, and certain other property pursuant to lease agreements with two entities, Scrub Oak, Ltd. and Aspen Country LLC, owned by the following executive officers, directors and 5% or greater stockholders, and their immediate family members: Blake M. Roney, Sandra N. Tillotson and Steven J. Lund. In 2008, we incurred lease charges totaling approximately $2.52 million and $1.42 million, respectively, to Scrub Oak and Aspen Country. These lease terms were reviewed and approved by a committee of one or more independent directors, which engaged its own independent real estate expert to review the terms and rates of the leases. We have determined that the terms and rates of the leases were in line with fair market terms and rates.

Lease of Airplane

        We periodically charter air service from a charter company, Keystone Aviation LLC, in which Blake M. Roney, our Chairman of the Board, currently owns a 51% interest. In 2008, we incurred approximately $749,661 in charges for use of private charters from this charter company. Keystone Aviation charges us a rate which is discounted from their regular rate, and which we have determined is at or below the rate quoted by other charter air service providers. Keystone Aviation leases from time to time an aircraft from Arrow Plane, L.C. to provide its charter services to us. Mr. Roney and his spouse directly or indirectly own substantially all of Arrow Plane, L.C. In 2008, Arrow Plane, L.C. received payments of approximately $290,500 from Keystone Aviation related to charter services provided to us.

Other

        During 2008, we paid employment compensation in excess of $120,000 to three relatives of Blake Roney. Derek Roney, the brother of Blake Roney, received approximately $137,420 in salary, bonuses and other compensation during 2008.  William Watson, the brother-in-law of Blake Roney, received approximately $125,378 in salary, bonuses and other compensation, and 400 restricted stock units during 2008. Richard Watson, the brother-in-law of Blake Roney, received approximately $128,009 in salary, bonuses and other compensation during 2008. In addition, these employees also participated in the employee benefit plans available generally to our employees in their respective locations.

        Two sons-in-law of Sandra Tillotson, one of our directors, have independent distributor accounts that we pay commissions to in excess of $120,000 per year. One of these individuals, Brandon Sheranian, owns a 50% interest in an account to which we paid a total of $665,049 in commissions in 2008. The other son-in-law, Jed Knight, has a distributor account with us to which we paid a total of $290,730 in commissions in 2008. The terms under which Mr. Sheranian and Mr. Knight act as our independent distributors and/or are entitled to commissions do not differ from the standard terms we offer to our other distributors. Any individual who wishes may join our company as an independent distributor, so long as such person is willing to agree to abide by the policies and the terms and conditions of our standard independent distributor agreement. As a result, our Audit Committee does not typically review or approve the engagements of independent distributors who happen to be related to directors or executive officers unless we propose to offer such independent distributor special terms that differ materially from the standard terms.

PROPOSAL 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The firm of PricewaterhouseCoopers LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2008, was selected by the Audit Committee of the Board of Directors to act in the same capacity for the fiscal year ending December 31, 2009. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so decide and will be available to respond to appropriate questions. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

        The following table presents approximate fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal years ending December 31, 2008, and December 31, 2007, and approximate fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	Fiscal 2008 ($)	Fiscal 2007 ($)

Audit Fees(1)	1,781,000	1,770,000
Audit-Related Fees	—	—
Tax Fees(2)	1,377,000	1,584,000
All Other Fees	—	—
Total	3,158,000	3,354,000

(1)

Audit Fees consist of fees billed for the audit of annual financial statements, review of quarterly financial statements and services normally provided in connection with statutory and regulatory filings or engagements, including services associated with SEC registration statements.

(2)

Tax Fees consist of approximately $324,000 in fees for tax compliance work and $1,053,000 in fees for tax planning work in 2008, and approximately $348,000 in fees for tax compliance work and $1,236,000 in fees for tax planning work in 2007.

Audit and Non-Audit Services Pre-Approval Policy

        Under the Audit and Non-Audit Services Pre-Approval Policy, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm. Under the policy, proposed services may be either pre-approved categorically within specified budgets (“general pre-approval”) or specifically pre-approved on a case-by-case basis (“specific pre-approval”). In approving any services by the independent registered public accounting firm, the Audit Committee will consider whether the performance of any such service would impair the independent registered public accounting firm’s independence.

        The Audit Committee must specifically pre-approve the terms and fees of each annual audit services engagement. All other Audit, Audit-related, Tax, and All Other Services (each defined in the policy) may be generally pre-approved pursuant to projected categorical budgets. The Audit services subject to general pre-approval include such services as statutory audits or financial audits for subsidiaries or affiliates and services associated with SEC registration statements, periodic reports, and other documents filed with the SEC or other documents issued in connection with securities offerings. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are traditionally performed by the independent registered public accounting firm. Tax services include tax compliance, tax planning, and tax advice. All Other Services are those routine and recurring services that the Audit Committee believes will not impair the independence of our registered public accounting firm, such as new market development advice and other miscellaneous services. The SEC prohibits our independent registered public accounting firm from performing certain non-audit services, and under no circumstances will the Audit Committee approve such services by it.

        The Audit Committee will review the generally pre-approved services from time-to-time, at least annually. Any changes to budgeted amounts or proposed services will require specific pre-approval by the Audit Committee.

        In 2008, all of the services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF OUR SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OTHER MATTERS

        As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote on such matters in accordance with their best judgment, acting together or separately.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

        In order for a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than December 18, 2009. Such proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company sponsored proxy materials. Similarly, in order for a stockholder proposal to be raised at next year’s annual meeting, written notice must be received by us no later than December 18, 2009, and shall contain such information as is required under our Bylaws.

        In addition, our Bylaws permit stockholders to nominate directors at the annual meeting by providing advance written notice to us. In order to make a director nomination at a stockholder meeting, a stockholder must notify us not fewer than 120 days in advance of the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting. Thus, since April 17, 2009 is specified as the date of this year’s proxy statement, in order for any such nomination notice to be timely for next year’s annual meeting, it must be received by us no later than December 18, 2009, (i.e., 120 days prior to April 17). In addition, the notice must meet all other requirements contained in our Bylaws.

        A stockholder may contact our Corporate Secretary at our headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission, without exhibits, may be obtained by stockholders without charge by written request to Scott Pond, Investor Relations Manager, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. A copy of the Annual Report on Form 10-K is also available on our website, www.nuskinenterprises.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.

By Order of the Board of Directors, Blake M. Roney Chairman of the Board

DATED: April 17, 2009

APPENDIX A — FORM OF PROXY

NU SKIN ENTERPRISES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2009

        The undersigned hereby appoints M. Truman Hunt and Ritch N. Wood as proxies with full power of substitution and hereby authorizes either of them to act and to vote, as designated on the reverse, all shares of Class A Common Stock of Nu Skin Enterprises, Inc. (the “Company”) the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the corporate offices of the Company, 75 West Center Street, Provo, Utah, May 18, 2009 at 2:00 p.m., Mountain Daylight Time, and at any adjournments or postponements thereof, upon all matters referred to on this proxy card and described in the accompanying Proxy Statement, and, at the proxies’ discretion, upon any other matters which may properly come before the meeting.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 18, 2009: The proxy statement and annual report to stockholders are available at http://materials.proxyvote.com/67018T.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF
NU SKIN ENTERPRISES, INC.

May 18, 2009

Class A Common Stock

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” FOR THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |X|

1.     Elect members of the Board of Directors of the Company.

    FOR ALL NOMINEES
    WITHHOLD AUTHORITY FOR ALL NOMINEES
    FOR ALL EXCEPT (See instructions below)

NOMINEES

Nevin N. Andersen Daniel W. Campbell E. J. "Jake" Garn M. Truman Hunt Andrew D. Lipman Steven J. Lund	Patricia A. Negrón Thomas R Pisano Blake M. Roney Sandra N. Tillotson David D. Ussery

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here [X].

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

FOR	AGAINST	ABSTAIN

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on this proxy card and in the discretion of the proxy holders as to any other matters that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR EACH OF THE NOMINEES AND FOR EACH OF THE PROPOSALS SET FORTH ABOVE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.